Exhibit 10.4

COOPERATIVE BANK FOR SAVINGS

SPLIT DOLLAR AGREEMENT

THIS AGREEMENT is adopted this _______ day of _________________, 2001, by and between COOPERATIVE BANK FOR SAVINGS, a State/Stock Savings Bank located in Wilmington, North Carolina (the “Company”), and ____________________ (the “Executive”). This Agreement shall append the Split Dollar Endorsement entered into on even date herewith or as subsequently amended, by and between the aforementioned parties.

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to divide the death proceeds of a life insurance policy on the Executive’s life. The Company will pay life insurance premiums from its general assets.

AGREEMENT

The Company and the Executive agree as follows:

Article 1

General Definitions

The following terms shall have the meanings specified:

1.1 “Insurer” means Jefferson-Pilot Life Insurance Company.

1.2 “Policy” means insurance policy no. ____________ issued by the Insurer.

1.3 “Insured” means the Executive.

1.4 “Net Death Proceeds” means the total death proceeds of the Policy minus the cash surrender value.

1.5 “Normal Retirement Age” means the Executive’s 65th birthday.

1.6 “Voluntary Early Termination” means that the Executive, prior to Normal Retirement Age, has terminated employment with the Company for reasons other than Termination for Cause, Disability, Change of Control or Involuntary Termination (Termination for Cause, Disability, Change of Control and Involuntary Termination are defined in the COOPERATIVE BANK FOR SAVINGS EXECUTIVE INDEXED RETIREMENT AGREEMENT of even date herewith).

Article 2

Policy Ownership/Interests

2.1 Company Ownership. The Company is the sole owner of the Policy and shall have the right to exercise all incidents of ownership except otherwise said herein. The Company shall be the beneficiary of the death proceeds remaining after the Executive’s interest has been paid according to Section 2.2 below.

2.2 Executive’s Interest. The Executive shall have the right to designate the beneficiary of an amount equal to 100 percent of the Net Death Proceeds of the Policy. The Executive shall also have the right to elect and change settlement options that may be permitted. However, the Executive, the Executive’s transferee or the Executive’s beneficiary shall have no rights or interests in the Policy with respect to that portion of the death proceeds designated in this section 2.2 upon the Executive’s Voluntary Early Termination.

2.3 Option to Purchase. The Company shall not sell, surrender or transfer ownership of the Policy while this Agreement is in effect without first giving the Executive or the Executive’s transferee the option to purchase the Policy for a period of 60 days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy. This provision shall not impair the right of the Company to terminate this Agreement.

2.4 Comparable Coverage. Upon adoption and subject to the terms of this Agreement, the Company shall maintain the Policy in full force and effect and in no event shall the Company amend, terminate or otherwise abrogate the Executive’s interest in the Policy, unless the Company replaces the Policy with a comparable insurance policy to cover the benefit provided under this Agreement, amends the Split Dollar Agreement and executes a new Endorsement for said comparable insurance policy. The Executive agrees to provide the required medical information to the Insurer for the implementation of this Agreement and agrees to participate with the Company if the Company desires to obtain a comparable insurance policy with another carrier, whether prior to or after Normal Retirement Age. The Policy or any comparable policy shall be subject to the claims of the Company’s creditors.

Article 3

Premiums

3.1 Premium Payment. The Company shall pay any premiums due on the Policy.

3.2 Imputed Income. The Company shall impute income to the Executive in an amount equal to the current term rate for the Executive’s age multiplied by the aggregate death benefit payable to the Executive’s beneficiary. The “current term rate” is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

Article 4

Assignment

The Executive may assign without consideration all of the Executive’s interests in the Policy and in this Agreement to any person, entity or trust. In the event the Executive transfers all of the Executive’s interest in the Policy, then all of the Executive’s interest in the Policy and in the Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder and the Executive shall have no further interest in the Policy or in this Agreement.

Article 5

Insurer

The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

Article 6

Claims Procedure

6.1 Claims Procedure. The Company shall notify any person or entity that makes a claim under this Agreement (the “Claimant”) in writing, within 90 days of Claimant’s written application for benefits, of his or her eligibility or ineligibility for benefits under this Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of this Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, (4) an explanation of this Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed, and (5) a time within which a review must be requested. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

6.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons, which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant and the specific provisions of this Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

Article 7

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive. However, this Agreement will automatically terminate upon the Executive’s Voluntary Early Termination.

Article 8

Miscellaneous

8.1 Binding Effect. This Agreement shall bind the Executive and the Company and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3 Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of North Carolina, except to the extent preempted by the laws of the United States of America.

8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company.

8.5 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

8.6 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.7 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a) Interpreting the provisions of the Agreement;

(b) Establishing and revising the method of accounting for the Agreement;

(c) Maintaining a record of benefit payments; and

(d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

8.8 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

EXECUTIVE:	COMPANY:

COOPERATIVE BANK FOR SAVINGS

By

Title

SPLIT DOLLAR POLICY ENDORSEMENT TO

COOPERATIVE BANK FOR SAVINGS SPLIT DOLLAR AGREEMENT

Policy No. _______________	Insured: _________________

Supplementing and amending the application for insurance to Jefferson-Pilot Life Insurance Company (“Insurer”) on _____________________, 2001, the applicant requests and directs that:

BENEFICIARIES

1. COOPERATIVE BANK FOR SAVINGS, a State/Stock Savings Bank located in Wilmington, North Carolina (the “Company”), shall be the beneficiary of the death proceeds remaining after the Insured’s interest has been paid according to paragraph (2) below.

2. The Insured or the Insured’s transferee shall designate the beneficiary of an amount equal to 100 percent of the Net Death Proceeds of the Policy (defined as the total death proceeds of the Policy minus the cash surrender value), subject to the provisions of paragraph (5) below.

OWNERSHIP

3. The Owner of the policy shall be the Company. The Owner shall have all ownership rights in the Policy except as may be specifically granted to the Insured or the Insured’s transferee in paragraph (4) of this endorsement.

4. The Insured or the Insured’s transferee shall have the right to assign his or her rights and interests in the Policy with respect to that portion of the death proceeds designated in paragraph (2) of this endorsement, and to exercise all settlement options with respect to such death proceeds.

5. Notwithstanding the provisions of paragraph (4) above, the Insured or the Insured’s transferee shall have no rights or interests in the Policy with respect to that portion of the death proceeds designated in paragraph (2) of this endorsement upon the Insured’s Voluntary Early Termination (as defined in the COOPERATIVE BANK FOR SAVINGS SPLIT DOLLAR AGREEMENT of even date herewith).

MODIFICATION OF ASSIGNMENT PROVISIONS OF THE POLICY

Upon the death of the Insured, the interest of any collateral assignee of the Owner of the Policy designated in (3) above shall be limited to the portion of the proceeds described in paragraph (1) above.

OWNERS AUTHORITY

The Insurer is hereby authorized to recognize the Owner’s claim to rights hereunder without investigating the reason for any action taken by the Owner, including its statement of the amount of premiums it has paid on the Policy. The signature of the Owner shall be sufficient for the exercise of any rights under this Endorsement and the receipt of the Owner for any sums received by it shall be a full discharge and release therefore to the Insurer. The Insurer may rely on a sworn statement in form satisfactory to it furnished by the Owner, its successors or assigns, as to their interest, and any payments made pursuant to such statement shall discharge the Insurer accordingly. The owner accepts and agrees to this split dollar endorsement.

Any transferee’s rights shall be subject to this Endorsement.

The undersigned is signing in a representative capacity and warrants that he or she has the authority to bind the entity on whose behalf this document is being executed.

Signed at _____________________, North Carolina, this ______ day of ______________, 2001.

COOPERATIVE BANK FOR SAVINGS

By
Title

ACCEPTANCE AND BENEFICIARY DESIGNATION

The Insured accepts and agrees to the foregoing and, subject to the rights of the Owner as stated above, designates the following as beneficiary(s) of the portion of the proceeds described in paragraph (2) above:

Primary Beneficiary: ______________________________________________________________

Relationship: ________________________________________________________________

Contingent Beneficiary (if the Primary is deceased): ____________________________________

Relationship: ________________________________________________________________

Signed at _____________________, North Carolina, this _______ day of _____________, 2001.

THE INSURED: